Exhibit 2

TRANSACTIONS

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on December 13, 2018. All such transactions (i) were purchases or sales of Shares effected in the open market, (ii) are reported at the weighted average price, and (iii) exclude commissions paid. The Reporting Persons undertake to provide, upon request of the staff of the Securities and Exchange Commission, full information regarding the price range for each weighted average price set forth on the table below and the number of Shares purchased at each separate price within such price range.

Transaction Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Weighted Avg. Price
12/06/2018	40 North Latitude Master Fund Ltd	Buy	36,600	61.1422
12/06/2018	40 North Latitude Master Fund Ltd	Buy	100	61.2150
12/06/2018	40 North Latitude Master Fund Ltd	Buy	26,364	61.3989
12/07/2018	40 North Latitude Master Fund Ltd	Buy	112,452	61.2414
12/07/2018	40 North Latitude Master Fund Ltd	Buy	138,600	61.2618
12/07/2018	40 North Latitude Master Fund Ltd	Buy	27,248	61.2124
12/07/2018	40 North Latitude Master Fund Ltd	Buy	50,000	60.9878
12/10/2018	40 North Latitude Master Fund Ltd	Buy	113,609	60.7118
12/10/2018	40 North Latitude Master Fund Ltd	Buy	32,752	60.3429
12/11/2018	40 North Latitude Master Fund Ltd	Buy	27,197	61.2095
12/11/2018	40 North Latitude Master Fund Ltd	Buy	40,000	61.2366
12/12/2018	40 North Latitude Master Fund Ltd	Buy	60,100	61.4021
12/13/2018	40 North Latitude Master Fund Ltd	Buy	85,525	61.3576
12/13/2018	40 North Latitude Master Fund Ltd	Buy	25,000	61.3500